The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 28, 2015

Citigroup Inc.	September----, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0663 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018
Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of shares of the Energy Select Sector SPDR® Fund (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer modified exposure to the performance of the underlying shares, with (i) a contingent fixed return at maturity if the price of the underlying shares remains the same or appreciates at all from the initial share price to the final share price and (ii) a contingent buffer against a limited range of potential depreciation of the underlying shares. In exchange for the contingent fixed return and contingent buffer features, investors in the securities must be willing to forgo any appreciation of the underlying shares in excess of the contingent fixed return and any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept full downside exposure to the underlying shares, with no buffer, if the underlying shares depreciate by more than 20.00%. If the underlying shares depreciate by more than 20.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying shares:		Shares of the Energy Select Sector SPDR® Fund (NYSE Arca symbol: “XLE”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:		$
Stated principal amount:		$10 per security
Pricing date:		September , 2015 (expected to be September 15, 2015)
Issue date:		September , 2015 (three business days after the pricing date)
Valuation date:		September , 2018 (expected to be September 17, 2018), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		September , 2018 (expected to be September 20, 2018)
Payment at maturity:

For each $10 stated principal amount security you hold at maturity:

▪  If the final share price is greater than or equal to the initial share price:
$10 + the upside payment

▪  If the final share price is less than the initial share price but greater than or equal to the trigger price:
$10

▪  If the final share price is less than the trigger price:
$10 × the share performance factor

If the final share price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $8.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial share price:		$ , the closing price of the underlying shares on the pricing date
Final share price:		The closing price of the underlying shares on the valuation date
Upside payment:		The upside payment will be determined on the pricing date and will be at least $3.625 per security (equivalent to an upside return at maturity of at least 36.25% of the stated principal amount). You will receive the upside payment only if the final share price is greater than or equal to the initial share price.
Share performance factor:		The final share price divided by the initial share price
Trigger price:		$ , 80.00% of the initial share price
Listing:		The securities will not be listed on any securities exchange.
CUSIP / ISIN:		17323Q684 / US17323Q6843
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer(2)
Per security:	$10.00	$0.25(2)	$9.70
$0.05(3)
Total:	$	$	$

(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9.200 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management and their financial advisors, will collectively receive from CGMI a fixed selling concession of $0.25 for each $10 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-03 dated November 13, 2013	Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the trigger price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the trigger price are each subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a contingent fixed return of at least 36.25% if the underlying shares have appreciated at all as of the valuation date;

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario; and

▪	To obtain contingent protection against the loss of principal in the event of a decline of the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the trigger price.

If the final share price is less than the trigger price, the securities are exposed on a 1-to-1 basis to the percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 3 years
Upside payment:	At least $3.625 (36.25% of the stated principal amount), to be determined on the pricing date
Trigger price:	80.00% of the initial share price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

This approximately 3-year investment does not pay interest but offers a contingent fixed return of at least 36.25% (to be determined on the pricing date) at maturity if the underlying shares appreciate from the initial share price to the final share price and contingent protection against a decline in the underlying shares of up to 20.00%. However, if the underlying shares have declined by more than 20.00% from the initial share price to the final share price, the payment at maturity will be less than $8.00 per security, and could be zero.

Upside Scenario:	If the final share price is greater than or equal to the initial share price, the payment at maturity for each security will be equal to $10 plus the upside payment. If the underlying shares appreciate in excess of the upside payment, investors will not participate in any appreciation of the underlying shares in excess of the upside payment.
Par Scenario:	If the final share price is less than the initial share price but greater than or equal to the trigger price, which means that the underlying shares have depreciated by no more than 20.00% from the initial share price, the payment at maturity will be $10 per security.

September 2015	PS-2

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

Downside Scenario:	If the final share price is less than the trigger price, which means that the underlying shares have depreciated by more than 20.00% from the initial share price, you will lose 1% for every 1% decline in the value of the underlying shares from the initial share price (e.g., a 50% depreciation in the underlying shares will result in a payment at maturity of $5.00 per security). There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price. The diagram and examples below are based on a hypothetical upside payment of $3.625 per security.

Investors in the securities will not receive any dividends on the underlying shares or the stocks held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF” below.

Trigger Jump Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

Your actual payment at maturity per security will depend on the actual upside payment, which will be determined on the pricing date, the actual initial share price, the actual trigger price and the actual final share price. The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much. The examples are based on a hypothetical initial share price of $100.00 and a hypothetical trigger price of $80.00.

Example 1—Upside Scenario A. The hypothetical final share price is $105.00 (an approximately 5.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price by less than the hypothetical upside return at maturity of 36.25%.

Payment at maturity per security = $10 + the hypothetical upside payment

= $10 + $3.625

= $13.625

September 2015	PS-3

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your total return on the securities at maturity would equal the hypothetical upside return at maturity of 36.25%.

Example 2—Upside Scenario B. The hypothetical final share price is $150.00 (an approximately 50.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price by more than the hypothetical upside return at maturity of 36.25%.

Payment at maturity per security = $10 + the hypothetical upside payment

= $10 + $3.625

= $13.625

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your total return on the securities at maturity would equal the hypothetical upside return at maturity of 36.25%. In this scenario, an investment in the securities would underperform a direct investment in the underlying shares.

Example 3—Par Scenario. The hypothetical final share price is $95.00 (an approximately 5.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price but greater than the hypothetical trigger price.

Payment at maturity per security = $10

Because the underlying shares did not depreciate from the hypothetical initial share price to the hypothetical final share by more than 20.00%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security.

Example 4—Downside Scenario. The hypothetical final share price is $30.00 (an approximately 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical trigger price.

Payment at maturity per security = $10 × the share performance factor

= $10 × 30.00%

= $3.00

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price by more than 20.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares, with no buffer.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The trigger feature of the securities exposes you to particular risks. If the final share price is less than the trigger price, the contingent downside protection against a limited range of potential depreciation of the underlying shares offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. Unlike securities with a non-contingent buffer feature, the securities offer no protection at all if the underlying shares depreciate by more than 20.00%. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

September 2015	PS-4

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the upside return at maturity of at least 36.25% (to be determined on the pricing date), which is equivalent to an upside payment of $3.625 per security and would result in a maximum payment at maturity of $13.625 per security. If the underlying shares appreciate by more than 36.25%, the securities will underperform a direct investment in the underlying shares. When any dividends paid on the underlying shares are taken into account, the securities may underperform a direct investment in the underlying shares even if the underlying shares appreciate by less than 36.25%, because holders of the securities will not receive those dividends.

▪	You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF. As of August 26, 2015, the trailing 12-month dividend yield of the underlying shares was approximately 3.11%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 9.33% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations,

September 2015	PS-5

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the underlying shares and the stocks held by the ETF, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the energy sector. The stocks included in the index underlying the ETF and that are generally tracked by the Energy Select Sector SPDR® Fund are stocks of companies whose primary business is directly associated with the energy sector, including the following two sub-sectors: (i) oil, gas and consumable fuels and (ii) energy equipment and services. Because the securities are linked to the performance of the underlying shares, an investment in the securities exposes investors to risks associated with investments in securities with a concentration in the energy sector.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating conditions of a particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include: general economic conditions and growth rates; weather conditions; the cost of exploring for, producing and delivering oil and gas; technological advances affecting energy efficiency and energy consumption; the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil; currency fluctuations; inflation; natural disasters; civil unrest, acts of sabotage or terrorism; and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. The value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector or one of the sub-sectors of the energy sector than a different investment linked to securities of a more broadly diversified group of issuers.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the stocks held by the ETF or in instruments related to the underlying shares or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in

September 2015	PS-6

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The price of the underlying shares may not completely track the performance of the index underlying the ETF. The price of the underlying shares will reflect transaction costs and fees of the underlying share issuer that are not included in the calculation of the index underlying the ETF. In addition, the underlying share issuer may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the index underlying the ETF.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the index underlying the ETF may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative

September 2015	PS-7

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the Underlying Shares

The Energy Select Sector SPDR® Fund (the “ETF” or the “underlying share issuer”) is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the Energy Select Sector Index. The ETF is managed by the Select Sector SPDR® Trust, a registered investment company.  The Select Sector SPDR® Trust consists of nine separate investment portfolios, including the ETF. Information provided to or filed with the SEC by The Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Energy Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLE.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the ETF underlying index.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 4, 2010 to August 26, 2015. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

September 2015	PS-8

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

Energy Select Sector SPDR® Fund – Historical Closing Prices January 4, 2010 to August 26, 2015

* The red line indicates the hypothetical trigger price, assuming the closing price on August 26, 2015 were the initial share price.

Energy Select Sector SPDR® Fund (CUSIP of the Underlying Shares: 81369Y506)	High	Low	Dividends
2010
First Quarter	$60.30	$53.74	$0.20326
Second Quarter	$62.07	$49.68	$0.25157
Third Quarter	$56.31	$49.38	$0.24919
Fourth Quarter	$68.25	$56.11	$0.29291
2011
First Quarter	$80.01	$67.78	$0.25490
Second Quarter	$80.44	$70.99	$0.26457
Third Quarter	$79.79	$58.59	$0.26444
Fourth Quarter	$73.04	$56.55	$0.27738
2012
First Quarter	$76.29	$69.46	$0.28462
Second Quarter	$72.42	$62.00	$0.31109
Third Quarter	$76.57	$64.96	$0.00000
Fourth Quarter	$74.94	$68.59	$0.33369
2013
First Quarter	$79.99	$72.86	$0.72805
Second Quarter	$83.28	$74.09	$0.00000
Third Quarter	$85.30	$78.83	$0.76704
Fourth Quarter	$88.51	$81.87	$0.40268
2014
First Quarter	$89.06	$81.89	$0.42707
Second Quarter	$101.29	$88.45	$0.46353
Third Quarter	$100.58	$90.62	$0.48327
Fourth Quarter	$88.77	$73.36	$0.48542

September 2015	PS-9

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

2015
First Quarter	$82.29	$72.86	$0.51494
Second Quarter	$82.94	$74.64	$0.50882
Third Quarter (through August 26, 2015)	$74.54	$59.22	$0.00000

The closing price of the underlying shares on August 26, 2015 was $61.26.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

The Energy Select Sector SPDR® Fund

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the performance, before fees and expenses, of publicly traded equity securities of companies included in the S&P Energy Select Sector Index (the “ETF Underlying Index”). For additional information regarding the ETF Underlying Index, see “—The S&P Energy Select Sector Index” below.

Replication

The ETF employs a replication strategy in attempting to approximate the performance of the ETF Underlying Index, which means that the ETF typically invests in substantially all of the securities represented in the ETF Underlying Index in approximately the same proportions as the ETF Underlying Index. Under normal market conditions, the ETF generally invests substantially all, but at least 95%, of its total assets in the securities included in the ETF Underlying Index. In addition, the ETF may invest in equity securities that are not included in the ETF Underlying Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM).

Correlation

The ETF Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The ETF seeks to track the performance of the ETF Underlying Index as closely as possible (i.e., achieve a high degree of correlation with the ETF Underlying Index). However, the performance of the ETF and the ETF Underlying Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

The S&P Energy Select Sector Index

The S&P Energy Select Sector Index is a modified market capitalization-based index that is calculated and disseminated by S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P Energy Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy.  The S&P Energy Select Sector Index includes companies in the following two industries: (i) oil, gas and consumable fuels and (ii) energy equipment and services. The Energy Select Sector Index was launched on December 16, 1998 and had an initial value of 235.88. As of July 31, 2015, the S&P Energy Select Sector Index represented approximately 7.1% of the S&P 500® Index based on the market capitalization of the stocks.

All disclosures contained in this pricing supplement regarding the S&P Energy Select Sector Index, the Select Sector Indices and the S&P 500® Index, including the makeup, method of calculation and changes of their respective components, are derived from publicly available information prepared by S&P Dow Jones. Neither Citigroup Inc. nor CGMI has independently verified such information.

The S&P Energy Select Sector Index is one of nine Select Sector sub-indices of the S&P 500® Index (each, a “Select Sector Index” and collectively, the “Select Sector Indices”). The stocks included in the Select Sector Indices are selected by Merrill, Lynch, Pierce, Fenner & Smith, Inc., acting as the index compilation agent (the “Index Compilation Agent”), in consultation with S&P Dow Jones from the universe of companies defined as the S&P 500® Index. The composition and weighting of the stocks included in the Select Sector Indices will likely differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P Dow Jones. S&P Dow Jones acts as the index calculation agent in connection with the calculation and dissemination of the Select Sector Indices. S&P Dow Jones’ only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P Dow Jones and of the S&P 500® Index which is determined, composed and calculated by S&P Dow Jones without regard to the Index Compilation Agent. The Select Sector Indices are developed and maintained in accordance with the following criteria:

•	Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.

September 2015	PS-10

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P Dow Jones, assigns a particular company’s stock to the relevant Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company‘s stock price and business results to the common factors that affect other companies in that Select Sector Index. S&P Dow Jones has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P Dow Jones will play only a consulting role in the assignment of the S&P 500® Index constituent stocks to the Select Sector Indices, that assignment being the sole responsibility of the Index Compilation Agent.

•	The Select Sector Indices are calculated by S&P Dow Jones using a modified “market capitalization” methodology. This design ensures that each of the Component Stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. Under certain conditions, however, the number of shares of a Component Stock within a Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

•	The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones in calculating the S&P 500® Index, using a base-weighted aggregate methodology. See “—The S&P 500® Index” below. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P Dow Jones that a Component Stock’s Select Sector Index assignment should be changed, S&P Dow Jones will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P Dow Jones for additions and deletions from the S&P 500® Index as practicable.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the large capitalization segment of the U.S. equities market. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P Component Stock. As discussed below, on March 21, 2005, Standard & Poors (“S&P”) began to use a new methodology to calculate the Market Value of the S&P Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (the “NYSE”) and not all 500 companies are listed on such exchange. S&P Dow Jones chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. S&P Dow Jones may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P Dow Jones include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P Dow Jones defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

September 2015	PS-11

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

•	holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float. Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor. For companies with multiple classes of stock, S&P Dow Jones calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing level of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index Maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comment	Divisor Adjustment Required
Company Added/Deleted	Net change in market value determines the divisor adjustment	Yes
Change in Shares Outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock Split	Share count revised to reflect new count. Divisor	No

September 2015	PS-12

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

adjustment is not required since the share count and price changes are offsetting.
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in Investable Weight Factor (IWF)	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special Dividends	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights Offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P Dow Jones so that there is no change in the Market Value of the S&P Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P Component Stock and consequently of altering the aggregate Market Value of the S&P Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor
New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

As of July 31, 2015, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 80% of the U.S. equities market. S&P Dow Jones chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P Dow Jones uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of July 31, 2015, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors are (with the percentage of companies currently included in such sectors indicated in parentheses): Information Technology (19.8%); Financials (16.8%); Health Care (15.6%); Consumer Discretionary (12.9%); Industrials (9.9%); Consumer Staples (9.6%); Energy (7.1%); Materials (2.9%); Utilities (2.9%); and Telecommunication Services (2.4%).

September 2015	PS-13

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” The “net underlying long-term capital gain” generally equals the amount of long-term capital gain you would have realized if on the issue date you had purchased underlying shares for their fair market value and subsequently sold those shares for their fair market value at the time your securities are sold, exchanged or retired. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

September 2015	PS-14

Citigroup Inc.
Trigger Jump Securities Based on Shares of the Energy Select Sector SPDR® Fund Due September----, 2018 Principal at Risk Securities

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management and their financial advisers collectively, a fixed selling concession of $0.25 for each $10 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

September 2015	PS-15